As filed with the Securities and Exchange Commission on November 13, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Cemex, S.A.B. de C.V.

(Exact name of registrant as specified in its charter)

United Mexican States	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Avenida Ricardo Margáin Zozaya #325, Colonia Valle del Campestre, San Pedro Garza García,

Nuevo León, 66265, México

(Address of Principal Executive Offices)

Cemex, S.A.B. de C.V. Long Term Incentive Plan

(Full title of the plans)

Cemex NY Corporation

590 Madison Avenue, 27th Floor,

New York, NY 10022

+1 212 317 6000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Gregory A. Fernicola

Skadden, Arps, Slate, Meagher &

Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  ☐

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2022 (File No. 001-14946) filed with the Commission on May 1, 2023, including Exhibit 2.6 thereto;

(b)

The description of the Registrant’s share capital which is contained in Amendment No. 1 to the Registrant’s Registration Statement Form 8-A/A (File No. 001-14946), dated July 1, 2005, as updated by Exhibit 2.6 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2022, including any amendments or supplements thereto; and

(c)

The description of the Registrant’s ADSs, each representing 10 Ordinary Participation Certificates, contained in Exhibit 2.6 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2022, including any amendment thereto or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Amended and Restated By-laws, the form of which is filed as Exhibit 4.1 hereto and incorporated herein by reference, contain provisions that provide for indemnities or insurance of the members of the Registrant’s board of directors, the secretary, the Registrant’s Chief Executive Officer and other executive officers with respect to liabilities arising from the breach of the duty of care, and only when the relevant acts were not done willfully, in bad faith or are not illegal. In no other case may such indemnity or insurance be granted or contracted.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number
4.1	Amended and Restated By-laws of Cemex, S.A.B. de C.V. (incorporated herein by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F, filed on May 1, 2023)

4.2*	Form of Second Amended and Restated Deposit Agreement, dated August 10, 1999, among Cemex, S.A. de C.V., Citibank, N.A. and holders and beneficial owners of American Depositary Shares (incorporated herein by reference to the Registration Statement on Form F-4 of the Registrant’s (Registration No. 333-10682), filed on August 10, 1999)

4.2.1	Amendment No. 1 to the Second Amended and Restated Deposit Agreement, dated as of July 1, 2005, by and among Cemex, S.A. de C.V., Citibank, N.A., as Depositary, and all holders and beneficial owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit 2.5.1 to the Registrant’s Annual Report on Form 20-F, filed on May 1, 2023)

4.2.2	Amendment No. 2 to the Second Amended and Restated Deposit Agreement, dated as of February 11, 2015, by and among Cemex, S.A.B. de C.V., Citibank, N.A., as Depositary, and all holders and beneficial owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated herein by reference to Exhibit 2.5.2 to the Registrant’s Annual Report on Form 20-F, filed on May 1, 2023)

4.3	Form of American Depositary Receipt evidencing American Depositary Shares (incorporated herein by reference to Exhibit 2.7 to the Registrant’s Annual Report on Form 20-F, filed on May 1, 2023)

5.1	Opinion of Galicia Abogados, S.C., counsel of Cemex, S.A.B. de C.V., as to the validity of the Ordinary Participation Certificates (filed herewith)

23.1	Consent of KPMG Cárdenas Dosal, S.C., independent registered public accounting firm of Cemex, S.A.B. de C.V. (filed herewith)

23.3	Consent of Galicia Abogados, S.C., counsel of Cemex, S.A.B. de C.V. (included in Exhibit 5.1)

99.1	Cemex, S.A.B. de C.V. Long Term Incentive Plan (filed herewith)

107	Calculation of Filing Fee Table

(*)	This was a paper filing, and it is not available on the SEC website.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

~~(ii)~~

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Pedro Garza García, Nuevo León, Mexico on November 13, 2023.

Cemex, S.A.B. de C.V.

By:	/s/ Rafael Garza Lozano
Name: Rafael Garza Lozano
Title: Chief Comptroller

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rogelio Zambrano Lozano Rogelio Zambrano Lozano	Chairman	October 23, 2023

/s/ Fernando A. González Olivieri Fernando A. González Olivieri	Director and Chief Executive Officer (Principal Executive Officer)	October 23, 2023

/s/ Marcelo Zambrano Lozano Marcelo Zambrano Lozano	Director	October 23, 2023

/s/ Armando J. García Segovia Armando J. García Segovia	Director	October 23, 2023

/s/ Rodolfo García Muriel Rodolfo García Muriel	Director	October 23, 2023

/s/ Francisco Javier Fernández Carbajal Francisco Javier Fernández Carbajal	Director	October 23, 2023

/s/ Armando Garza Sada Armando Garza Sada	Director	October 23, 2023

/s/ David Martínez Guzmán David Martínez Guzmán	Director	October 23, 2023

/s/ Everardo Elizondo Almaguer Everardo Elizondo Almaguer	Director	October 23, 2023

/s/ Ramiro Gerardo Villarreal Morales Ramiro Gerardo Villarreal Morales	Director	October 23, 2023

/s/ Gabriel Jaramillo Jaramillo Sanint Gabriel Jaramillo Jaramillo Sanint	Director	October 23, 2023

/s/ Isabel María Aguilera Navarro Isabel María Aguilera Navarro	Director	October 23, 2023

/s/ María de Lourdes Melgar Palacios María de Lourdes Melgar Palacios	Director	October 23, 2023

/s/ Maher Al-Haffar Maher Al-Haffar	Executive Vice President of Finance and Administration (Principal Financial Officer)	October 23, 2023

/s/ Rafael Garza Lozano Rafael Garza Lozano	Vice President of Comptrollership (Principal Accounting Officer)	October 23, 2023

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Cemex, S.A.B. de C.V. has signed this registration statement on November 13, 2023.

Cemex NY Corporation

By:	/s/ Guillermo Francisco Hernández Morales
Name: Guillermo Francisco Hernández Morales
Title: Attorney-in-fact